Exhibit 10.11

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) IN THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER SUCH SECURITIES ACTS OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

SECURED COMMERCIAL NOTE

$500,000	May 15, 2002 Norfolk, Virginia

FOR VALUE RECEIVED, the undersigned, NETPLEX SYSTEMS, INC., a Delaware corporation (“Maker”), unconditionally promises to pay to the order of WATERSIDE CAPITAL CORPORATION, a Virginia corporation (“Payee”; Payee and any subsequent holder[s] hereof collectively “Holder”), without offset, abatement or deduction, at the office of Payee at 300 E. Main Street, Suite 1380, Norfolk, Virginia 23510, or at such other place as Holder may designate to Maker in writing from time to time, the principal sum of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000), together with interest on the unpaid principal balance of such sum from the date hereof at the rate of nine percent (9%) per annum (computed on the basis of a 360-day year).

Interest only on the outstanding principal balance of this Note will be due and payable monthly, in arrears, with the first installment of interest being payable on the first day of June, 2002, and subsequent installments of interest being payable on the first day of each month thereafter. If not sooner paid, the entire unpaid principal balance, all accrued and unpaid interest and any other sums due under this Note shall be paid in full on the earlier of May 1, 2006 and the date on which a “Change in Control,” as defined below, occurs.

The indebtedness evidenced hereby may be prepaid in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayments shall be credited first to any accrued and unpaid interest and then to the outstanding principal balance hereof.

Time is of the essence of this Note. On the occurrence, and during the continuance, of any Event of Default as set forth herein, at the option of Holder and without notice to Maker, all accrued and unpaid interest, if any, shall be added to the outstanding principal balance hereof, and the entire outstanding principal balance, as so adjusted, shall bear interest thereafter until paid at an annual rate (the “Default Rate”) equal to the lesser of (i) 19% per annum, or (ii) the maximum rate of interest allowed to be charged under applicable law (the “Maximum Rate”), regardless of whether or not there has been an acceleration of the payment of principal as set forth herein. All such interest shall be paid at the time of and as a condition precedent to the curing of any such Event of Default. For purposes of this Note, a Change in Control shall be deemed to have occurred on (i) the date Gene F. Zaino (“Zaino”) shall cease to be employed by Maker on a full-time basis, or (ii) the date Zaino shall cease to be a director of Maker or (iii) any consolidation, merger, reorganization, sale of all or substantially all the assets of Maker or similar transaction with or into any other corporation or other entity or person, or any other corporate reorganization in which the shareholders of Maker immediately before such consolidation, merger or reorganization, or any transaction of series of related transactions do not hold shares possessing a majority of votes in the election of directors immediately after such consolidation, merger or reorganization, or any transaction or series of transactions. However, notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred in the event Maker sells its SI Division based in Charlotte, North Carolina (including by way of asset sale, sale of securities, merger, consolidation or the like) provided that: Maker pays Holder $100,000 plus twenty percent (20%) of the proceeds from any such sale (other than a sale to Holder or its affiliates), when and as received (including but not limited to cash proceeds or debt financing for any purchaser of the SI Division), all to be applied as set forth in that certain First Amendment to Secured Commercial Note between The Netplex Group, Inc. and the Holder dated of even date herewith.

If Maker fails to pay any interest on or principal of this Note within 10 days of its due date, Maker shall pay the holder on demand a late charge of 3% of the amount of interest or principal which was not paid when due.

If this Note is placed in the hands of an attorney for collection, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby, Maker and any endorsers hereof shall pay to Holder an amount equal to all such costs, including without limitation all reasonable attorneys’ fees (based on such attorneys normal hourly rates and actual time expended) actually incurred and all court costs actually incurred.

Each person liable on this Note in any capacity (other than Maker), whether as endorser, surety, guarantor, or otherwise (an “Obligor”), waives the benefit of the homestead exemption and of all other exemptions available to him and also waives presentment, demand, protest, notice of dishonor and all other notices of every kind and nature to which he would otherwise be entitled under the applicable law, except notices expressly required in this Note. Each Obligor agrees that Holder may take any one or more of the following actions, on one or more occasions, whether before or after the maturity of this Note, without any notice to such Obligor, without any further consent to such actions, and without releasing or discharging such Obligor from liability on the Note:

(a) Any extension or extensions of the time of payment of any principal, interest or other amount due and payable under this Note;

(b) Any renewal of this Note, in whole or in part;

(c) Any full or partial release or discharge from liability under this Note of any other Obligor;

(d) Any waiver of any default under this Note, under any loan commitment, loan agreement, guaranty, or other agreement between Holder and any Obligor relating to the indebtedness evidenced by this Note;

(e) Any failure or refusal of Holder to (i) institute any suit or action against any Obligor under this Note, or (ii) exercise any other right or remedy available to Holder under this Note or applicable law, or any delay by Holder in instituting any such suit or action, or in exercising any other such right or remedy; or

(f) Any agreement with the Maker changing the rate of interest or any other term or condition of this Note.

To the fullest extent permitted by law, each Obligor waives the benefit of all laws and rules of law intended for his protection or advantage as a person liable on this Note or providing for its defense to, or release or discharge from, liability on the failure or refusal of Holder to perform certain acts, including, but not limited to, the provisions of Sections 49-25, 49-26 and 8.3A-605 of the Code of Virginia of 1950, as amended, or any law and any rule of law requiring Holder to institute any suit or action on this Note against any Obligor to preserve the rights of Holder against another Obligor.

In the event (a) of default in the payment when due of any installment of principal or interest or other sums payable hereunder which remains uncured for ten (10) days following written notice, (b) of default in the performance of, or compliance with, any other provisions in this Note which remains uncured for ten (10) days following written notice, (c) the Maker hereon in any capacity makes an assignment for the benefit of creditors, (d) a petition is filed or any other proceedings are commenced under the Federal Bankruptcy Code or any state insolvency or similar statute by or against the Maker, or (e) a receiver is appointed for, or a writ or order of attachment, levy or garnishment is issued against, the Maker or the property, assets, or income of the Maker, then, in any such event (each an “Event of Default”), the entire balance of principal with all interest then accrued shall, at the option of the holder hereof, become immediately due and payable without further notice to the Maker and the unpaid principal balance shall accrue interest at the lesser of 19% per annum or the Maximum Rate.

If there shall occur for any reason whatsoever (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body), an Event of Default by the Maker under the Master Agreement, dated September 28, 2001, as amended, or a breach under the Workout and Collateral Release Agreement, dated May 15, 2002, as amended, both such agreements by and among Maker, The Netplex Group, Inc. and Payee, then an Event of Default shall exist under this Note.

No failure to accelerate the indebtedness evidenced hereby by reason of an Event of Default hereunder, acceptance of a past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law. No extension of the time for payment of the indebtedness evidenced hereby or any installment due hereunder, made by agreement with any person now or hereafter liable for payment of the indebtedness evidenced hereby, shall operate to release, discharge, modify, change or affect the original liability for payment of the indebtedness evidenced hereby, either in whole or in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use of the money advanced or to be advanced hereunder exceed the Maximum Rate. If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of the Maximum Rate, then, ipso facto, the obligation to pay interest hereunder shall be reduced to the Maximum Rate; and if from any circumstance whatsoever, Holder shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between Maker and Holder with respect to the indebtedness evidenced hereby.

This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the Commonwealth of Virginia, except to the extent that federal law may be applicable to the determination of the Maximum Rate.

Maker hereby irrevocably consents to the jurisdiction of the United States District Court for the Eastern District of Virginia, Norfolk Division, and of all Virginia state courts sitting in Norfolk, Virginia, for the purpose of any litigation to which Holder may be a party and which concerns this Note or the indebtedness evidenced hereby. It is further agreed that venue for any such action shall lie exclusively with courts sitting in Norfolk, Virginia, unless Holder agrees to the contrary in writing.

As used herein, the terms “Maker” and “Holder” shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

To the fullest extent possible, Maker waives in full the right to a trial by jury in regard to any disputes, claims, causes of action, obligations, damages, complaints, litigation or any matter whatsoever and of any type or nature, whether in contract, tort or otherwise, which Maker may have now or in the future may have relating to this Note or any matter relating to the indebtedness evidenced by this Note. By execution of this Note, Maker represents and warrants that Maker is represented by competent counsel who has fully and completely advised Maker of the meaning and ramifications of the right of Maker to a trial by jury or that Maker had the full and complete opportunity to consult such counsel and chose not to do so, and, therefore, Maker freely and voluntarily waives such right to trial by jury.

NETPLEX SYSTEMS, INC.

By:
Gene F. Zaino, President

Date: September 23, 2002

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